Exhibit 5.1

August 8, 2018

TIER REIT, Inc.

5950 Sherry Lane, Suite 700

Dallas, Texas 75225

Re:                             Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-213285) (as amended or supplemented, the “Registration Statement”) filed on August 24, 2016 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by TIER REIT, Inc., a Maryland corporation (the “Company”) of any combination of securities of the types specified therein.  The Registration Statement became effective on August 24, 2016.  Reference is made to our opinion letter dated August 24, 2016 and included as Exhibit 5.1 to the Registration Statement.  We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on August 8, 2018 by the Company with the Commission pursuant to Rule 424 under the Securities Act.  The Prospectus Supplement relates to the offering by the Company of up to $125,000,000 in shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), covered by the Registration Statement.  The Shares are being offered and sold by the sales agents named in, and pursuant to, Sales Agreements among the Company, Tier Operating Partnership LP and such sales agents (the “Sales Agreements”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that the Shares are issued for a price per share equal to or greater than the minimum price authorized by the Company’s board of directors prior to the date hereof (the “Minimum Price”) and that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares that may be issued for the Minimum Price.

The opinion set forth below is limited to the Maryland General Corporation Law.

TIER REIT, Inc.

August 8, 2018

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued delivered and paid for in accordance with the Sales Agreements and in exchange for a price per share equal to or greater than the minimum price authorized by the Company’s board of directors, will be validly issued, fully paid and nonassessable.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Current Report and its incorporation by reference and the reference to our firm in that report.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP